Schedule 14A
(Rule 14A-101)
Information Required In Proxy Statement
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO. 1)

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UNIFI, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

October 1, 2007

To The Shareholders Of
  Unifi, Inc.

The Annual Meeting of Shareholders of your Company will be held at 9:00 A.M. Eastern Daylight Savings Time on Wednesday, October 24, 2007, at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina. The Notice of the Annual Meeting and the Proxy Statement containing detailed information about the business to be transacted at the meeting, as well as a proxy card, are enclosed.

Detailed information relating to the Company’s activities and operating performance is contained in its Annual Report on Form 10-K for the fiscal year ended June 24, 2007, which is also enclosed.

You are cordially invited to attend the Annual Meeting of Shareholders in person. We would appreciate your promptly completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid return envelope so that your shares can be voted in the event you are unable to attend the meeting. Your proxy will be returned to you if you are present at the meeting and so request.

Sincerely,

Stephen Wener
Chairman

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 24, 2007

To The Shareholders of Unifi, Inc.:

The Annual Meeting of Shareholders of Unifi, Inc. (the “Company”) will be held at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina, on Wednesday, October 24, 2007 at 9:00 A.M. Eastern Daylight Savings Time, for the following purposes:

1.	To elect nine (9) directors to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors, under the provisions of the Company’s By-Laws, has fixed the close of business on September 21, 2007, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment or adjournments thereof. The transfer books of the Company will not be closed.

YOUR VOTE IS IMPORTANT and the Board of Directors would appreciate your promptly completing, signing, dating and returning the accompanying proxy card. A postage-paid return envelope is enclosed for your convenience. A proxy may be revoked by a shareholder at any time before it is exercised.

By Order Of The Board Of Directors:

Charles F. McCoy
Vice President, Secretary and General Counsel

Greensboro, North Carolina
October 1, 2007

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
AUDIT COMMITTEE REPORT
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
INFORMATION RELATING TO THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
ANNUAL REPORT
OTHER MATTERS

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

PROXY STATEMENT

SOLICITATION OF PROXIES

This solicitation of the enclosed proxy is made by the Board of Directors (the “Board”) of Unifi, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held Wednesday, October 24, 2007, at 9:00 A.M. Eastern Daylight Savings Time, at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina, or at any adjournment or adjournments thereof (the “Annual Meeting”). This statement and the form of proxy will first be mailed to the shareholders of the Company entitled to notice of the Annual Meeting (the “Shareholders”) on or about October 1, 2007.

The expense of this solicitation will be borne by the Company. Solicitations of proxies may be made in person, by mail or by telephone, telegraph or electronic means by directors, officers and regular employees of the Company who will not be specially compensated in such regard. In addition, the Company has retained D. F. King & Company to assist in the solicitation of proxies and will pay such firm a fee estimated not to exceed $8,000 plus reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy materials, at the Company’s expense, to their principals.

The Company’s common stock (the “Common Stock”), par value $.10 per share is the only class of stock of the Company. Only Shareholders of record, as of the close of business on September 21, 2007 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the Record Date, the Company had outstanding 60,541,800 shares of its Common Stock. Each share of the Common Stock entitles the holder to one vote with respect to each matter coming before the Annual Meeting and all such shares vote as a single class.

All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made with respect to the matter to be acted upon, the shares represented by the proxies will be voted (i) in favor of electing as directors of the Company the nine (9) nominees for director named in this Proxy Statement, and (ii) in the discretion of the proxy holders on any other matters presented at the Annual Meeting. If the enclosed form of proxy is executed and returned it may, nevertheless, be revoked at any time before it is voted by written notice to the Secretary of the Company, by submitting a properly signed proxy with a later date or by the Shareholder personally attending and voting his or her shares at the Annual Meeting.

VOTING OF SHARES

The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy at this meeting, will constitute a quorum for the transaction of business. New York law and the Company’s By-Laws require the presence of a quorum at annual meetings of shareholders. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

Each share represented is entitled to one vote on all matters properly brought before the Annual Meeting. Please specify your choice by marking the appropriate box on the enclosed proxy card and signing, dating and returning it. Directors will be elected by a plurality of the votes cast by the Shareholders at a meeting in which a quorum is present. Therefore, shares not voted and broker non-votes will have no affect on the election of directors.

INFORMATION RELATING TO PRINCIPAL SECURITY HOLDERS

The following table sets forth information, as of September 1, 2007, with respect to each person known or believed by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock. The nature of beneficial ownership of the shares indicated is set forth in the notes following the table.

Name and Address of	Amount and Nature	Percent of
Beneficial Owner	Beneficially Owned(1)	Class

Dillon Yarn Corporation	5,555,555	9.18%
55 East 34th Street Patterson, NJ 07514(2)
Dimensional Fund Advisors Inc.(3)	4,544,048	7.51%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401

(1)	“Beneficial Ownership,” for purposes of the table, is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	As indicated in its Schedule 13D, filed January 16, 2007, Dillon Yarn Corporation (“Dillon”), a textile manufacturer and distributor, beneficially owned 8,333,333 shares by virtue of having sole voting and dispositive power over such shares. Subsequent to this filing, 2,777,778 of these shares were sold by Dillon. As a result, Dillon may be deemed to beneficially own 5,555,555 shares by virtue of having sole voting and dispositive power over such shares.

(3)	As indicated in its Schedule 13G/A, filed February 9, 2007, Dimensional Fund Advisors Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 4,544,048 shares by virtue of having sole voting and dispositive power over such shares.

ELECTION OF DIRECTORS

General Information

On August 1, 2007, the Company announced that the Board terminated Mr. Brian R. Parke as the Chairman, President and Chief Executive Officer of the Company, effective immediately. Mr. Parke had been President of the Company since 1999, Chief Executive Officer since 2000 and Chairman since 2004. On the same date the Company also announced that Mr. Parke, R. Wiley Bourne, Jr., Charles R. Carter, Sue W. Cole, J.B. Davis and Donald F. Orr each resigned as members of the Board.

William M. Sams and Chiu Cheng Anthony Loo were appointed to the Board, effective April 30, 2007. Stephen Wener was appointed to the Board, effective May 24, 2007 and became Chairman, effective August 1, 2007. George R. Perkins, Jr. and G. Alfred Webster were appointed to the Board, effective August 8, 2007. William L. Jasper and R. Roger Berrier, Jr. were appointed to the Board of Directors effective September 26, 2007. In addition to the directors standing for re-election at the Annual Meeting, each of Messrs. Berrier, Jasper, Sams, Loo, Wener, Perkins and Webster must stand for election at the Annual Meeting.

The Board presently is fixed at nine (9) members. All the nominees for election are presently serving as director and have consented to be named in this Proxy Statement and to serve, if elected. Although the Board expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the person named in the proxy.

Set forth below is the name of each of the nine (9) nominees for election to the Board, together with his age, current principal occupation (which has continued for at least the past five years unless otherwise indicated), the name and principal business of the company by which he is employed, if applicable, the period or periods during which he has served as director, all positions and offices that he holds with the Company and his directorships in other companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or companies registered as an investment company under the Investment Company Act of 1940.

NOMINEES FOR ELECTION AS DIRECTORS

WILLIAM J. ARMFIELD, IV, (72) — Mr. Armfield has been the President of Spotswood Capital, LLC, Greensboro, North Carolina, a private investment company since 1995. Mr. Armfield was a director and President of Macfield, Inc., a textile company in North Carolina, from 1970 until August 1991, when Macfield, Inc. merged with and into Unifi, Inc. Mr. Armfield was the Vice Chairman and a director of the Company from 1991 to December 1995. Mr. Armfield again became a director of the Company in 2001, and is a member of the Company’s Audit Committee (Chair), Corporate Governance and Nominating Committee and Compensation Committee. Mr. Armfield serves as the Audit Committee financial expert.

R. ROGER BERRIER, JR., (38) — Mr. Berrier has been the Executive Vice President of Sales, Marketing and Asian Operations of the Company since September 2007. Prior to that, he had been the Vice President of Commercial Operations since April 2006 and the Commercial Operations Manager responsible for corporate product development, marketing and brand sales management from April 2004 to April 2006. Mr. Berrier joined the Company in 1991 and has held various management positions within operations, including international operations, machinery technology, research & development and quality control. He has been a director since September 2007.

WILLIAM L. JASPER, (54) — Mr. Jasper has been the Company’s President and Chief Executive Officer since September 2007. He had been the Vice President of Sales since 2006. Prior to that, Mr. Jasper was the General Manager of the Polyester segment, having responsibility for all natural polyester businesses. He joined the Company with the purchase of the Kinston polyester POY assets from INVISTA in September 2004. Prior to joining the Company, he was the Director of INVISTA’s Dacron® polyester filament business. Before working at INVISTA, Mr. Jasper held various management positions in operations, technology, sales and business for DuPont since 1980. He has been a director since September 2007.

KENNETH G. LANGONE, (72) — Mr. Langone has been the President and Chief Executive Officer of Invemed Associates, LLC, an investment banking firm, New York, New York, since 1974. Mr. Langone is also a director of ChoicePoint Inc., The Home Depot, Inc. and YUM! Brands, Inc. Mr. Langone has been a director of the Company since 1969, and is a member of the Company’s Corporate Governance and Nominating Committee (Chair).

CHIU CHENG ANTHONY LOO, (55) — Mr. Loo has been the Managing Director of Rio Tinto China and Rio Tinto Asia, subsidiaries of Rio Tinto Plc, a mining company, since July 2004. Prior to joining Rio Tinto, Mr. Loo was the China General Manager in Shanghai, People’s Republic of China, for INVISTA, which was previously known as DuPont Textiles and Interiors, a subsidiary of E.I. du Pont de Nemours and Company, before it was spun off and acquired by Koch Industries. He has been a director of the Company since April 2007, and is a member of the Company’s Corporate Governance and Nominating Committee and Compensation Committee.

GEORGE R. PERKINS, JR., (67) — Mr. Perkins is the Chairman of the Board and Chief Executive Officer of Frontier Spinning Mills, Inc., a company that he founded in 1996. Prior to founding Frontier, Mr. Perkins served from 1993 to 1996 as President of the spun yarns division of the Company and was a member of the Board. Mr. Perkins has also served as a director of First Bancorp since 1996. He has currently been a director of the Company since August 2007, and is a member of the Company’s Audit Committee and Compensation Committee.

WILLIAM M. SAMS, (70) — Mr. Sams was the President and Chief Investment Officer of FPA Paramount Fund, Inc., as well as the Executive Vice President of both First Pacific Advisors, Inc. and FPA Perennial Fund, Inc. from 1981 until he retired in 2000. Mr. Sams has also served as a director of America’s Car-Mart, Inc. since 2005. He has been a director of the Company since April 2007, and is a member of the Company’s Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee (Chair).

G. ALFRED WEBSTER, (59) — Mr. Webster was the Executive Vice President of the Company, and had been an officer of the Company from 1979 through his retirement in 2003, and a director from 1986 until October 2004. Mr. Webster has also served as a director of New Bridge Bank Corporation (formerly Lexington State Bank) since 2006. He has currently been a director of the Company since August 2007, and is a member of the Company’s Corporate Governance and Nominating Committee and Audit Committee.

STEPHEN WENER, (63) — Mr. Wener has served as the President and Chief Executive Officer of Dillon since 1980. The Dillon polyester and nylon texturing operations were purchased by the Company on January 1, 2007. He has also been Executive Vice President of American Drawtech Company, Inc. since 1992 and has been a director of New River Industries, Inc. since 1996 and of Titan Textile Canada, Inc. since 1999. He has been a director of the Company since May 2007 and served as acting Chief Executive Officer of the Company from August 1, 2007 through September 26, 2007. Since August 1, 2007, Mr. Wener has served as the Chairman of the Board of Directors.

No director has a family relationship as close as first cousin with any other director, nominee for director or executive officer of the Company.

The Board recommends that the Shareholders vote to elect all of the nominees as directors.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy, Principles and Policies

The Company’s executive compensation program is designed to attract executives with the requisite skills necessary to support our strategic objectives, to reward executives for the achievement of near-term and long-term goals, and to retain executives by aligning compensation with the longer-term creation of Shareholder value through developing a sustainable business with consistent performance. The Compensation Committee has developed an executive compensation policy that is primarily based upon the practice of pay-for-performance. Therefore the focus of the Compensation Committee and the Company’s executive compensation program is to ensure that an appropriate relationship exists between executive pay and the creation of Shareholder value, while at the same time enabling the Company to attract, retain, reward and motivate high caliber employees. The Compensation Committee monitors the results of its executive compensation policy to ensure that compensation payable to executive officers creates proper incentive to enhance Shareholder value, rewards superior performance, and is justified by returns available to Shareholders.

In establishing compensation for the named executive officers (the “NEOs”) the following are the Compensation Committee’s objectives:

•	All components of executive compensation should be set so that the Company can continue to attract, retain, reward and motivate talented and experienced executives;

•	Ensure executive compensation is aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Shareholders;

•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	Enhance the NEOs’ incentive to increase the Company’s long term value, as well as promote retention of key personnel, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews all components of the NEOs’ compensation. It also reviews the components of compensation for all other executive officers. The Compensation Committee also monitors the compensation levels in general for all other senior level employees of the Company. In addition, the Compensation Committee has the discretion to hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

Overview of Compensation Components

The Compensation Committee views executive compensation in four component parts: base salary, annual incentive compensation, long-term incentive compensation and other personal benefits. A brief description of each of these components is provided below, together with a summary of its objectives:

Compensation Element	Description	Objective

Base Salary	Fixed compensation that is usually increased annually based on performance.	• To provide a base level of compensation that fairly accounts for the job and scope of the role being performed. • To attract, retain, reward and motivate qualified and experienced executives.
Annual Incentive Compensation	Variable compensation earned based on performance against pre-established annual goals.	• To provide incentives for achieving critical annual operating goals which ultimately contributes to long-term return to Shareholders.
Long-Term Incentive Compensation	Variable compensation which is comprised of equity in the Company and participation in a Supplemental Key Employee Retirement Plan. The equity portion of the compensation is at risk because its value will vary with the value of the stock held by the Shareholders. The Supplemental Key Employee Retirement Plan provides additional retirement income beyond what is provided in the Company’s standard retirement plan through a pre-set, annual contribution based on actual annual compensation.	• To align the economic interests of the executives with the Shareholders by rewarding executives for stock price improvement. • To promote retention (through vesting schedules).
Other Benefits and Perquisites	Broad-based benefits provided to all the Company’s employees (e.g., health and group term life insurance), a retirement savings plan, and certain perquisites, including club memberships, spousal travel and a car allowance.	• To provide a competitive total compensation package to attract and retain key executives.

The annual and long-term incentive portions of the executive’s compensation are intended to achieve the Compensation Committee’s goal of aligning the executive’s interests with those of the Shareholders and with Company performance. These portions of an executive’s compensation are placed at risk and are linked to the accomplishment of specific results that are designed to benefit the Shareholders and the Company, both in the long and short term. As a result, during years of excellent performance, the executives are provided the opportunity to earn a higher level of compensation and, conversely, in years of below average performance, their compensation will be limited to their base compensation levels. Finally, the annual and long-term incentive portions of the executive’s compensation are designed to achieve the Compensation Committee’s goal of attracting and retaining high caliber, experienced executives, through vesting schedules and deferred benefits. The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the overall objectives of the Company’s executive compensation program.

Operation of the Compensation Committee

As described elsewhere in this Proxy Statement, the Compensation Committee is responsible for the administration and overall structure of the Company’s executive compensation program. The Compensation Committee was composed of four independent directors during fiscal 2007, in accordance with the independence requirements of the New York Stock Exchange Corporate Governance Standards. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each NEO, evaluates each NEO’s performance in light of these goals and objectives, and sets each NEO’s compensation level based on this evaluation. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company, administering and making recommendations to the Board of Directors concerning benefit plans for the Company’s directors, officers and employees and recommending benefit programs and future objectives and goals for the Company. For more information on the operation of the Compensation Committee, please refer to “Committees of the Board of Directors.”

Elements of Compensation

Base Salaries

NEOs’ base salaries are determined based on the historical practices of the Company, the officer’s leadership and advancement of the Company’s long term strategy, plans and objectives, individual performance and contribution to the Company’s success, budget guidelines and assessment of the Company’s financial condition. It is the intent of the Compensation Committee to maintain a close relationship between the Company’s performance and the base salary component of the compensation for each NEO. No formula based salary increases were provided to the NEOs during fiscal 2007.

To aid the Compensation Committee in making its determination, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all NEOs, excluding himself. Each NEO of the Company participates in an annual performance review with the CEO to provide input about their contributions to the Company’s success for the period being assessed. The overall performance of each NEO is reviewed annually by the Compensation Committee, which then makes recommendations on the actual base salary for each NEO to the Board of Directors for approval.

For fiscal 2007, Mr. Parke’s base salary was $750,000, which remained unchanged from fiscal 2006, as provided by the terms of his employment agreement with the Company described below. Mr. Lowe’s base salary was $550,000, which remained unchanged from fiscal 2006, as provided by the terms of his employment agreement with the Company described below. The base salary for the other NEOs were increased to reflect merit-based increases based upon the recommendation of the CEO from fiscal 2006 by approximately 4% for Mr. Caudle, 14.6% for Mr. Jasper, and 4.7% for Mr. Holder and Mr. McCoy.

To retain and motivate key individuals, the Compensation Committee may, in the future, determine that it is in the best interests of the Company to negotiate total compensation packages with the Company’s senior executive management that may deviate from the Company’s current practices.

Annual Incentive Compensation

The Company structures its annual incentive compensation, in the form of a bonus, to reward its NEOs based on the Company’s fiscal year performance. All NEOs are eligible to earn a bonus which is a predetermined percentage of their base salary (called target bonus). These targets are set by the Compensation Committee and are specific to each NEO, and have a minimum (threshold) achievement level. The Compensation Committee established a target of $60 million of annual EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and a working capital target equal to 19.64% for each of the NEOs, other than the CEO and CFO. The CEO’s target bonus was based on the Company’s achievement of its targeted EBITDA and the Company’s Chinese joint venture’s achievement of net income of $1.5 million. The CFO’s target bonus was based entirely on the Company’s achievement of its targeted EBITDA. The Company’s EBITDA is a measure of cash flow generated by the Company’s business. The Company’s EBITDA represents pre-tax income from continuing operations before net interest expense, depreciation and amortization expense, adjusted to exclude restructuring charges, equity in earnings and losses of unconsolidated affiliates, impairment write-downs, non-cash compensation expense, gains and losses on sales of property, plant and equipment, hedging gains and losses, and certain other special charges as determined by the Company’s Compensation Committee. The working capital target is a thirteen (13) month average of the ratio of “working capital” to net sales, where “working capital” is defined as accounts receivable plus inventory less accounts payable. The working capital target measures how much of the Company’s capital is utilized in these components to run the business. The Compensation Committee uses EBITDA and working capital as measures of Company performance because together they provide a clearer indicator of cash generation. In setting the target EBITDA and working capital for fiscal 2007, the Compensation Committee considered the expected performance of the Company.

The annual incentive bonus awarded to an executive officer, other than the CEO, may be increased or decreased by the Compensation Committee, at the recommendation of the CEO, subject to Board of Directors approval, as a result of the individual’s performance and/or contribution to Company achievement of financial objectives. In addition, the annual incentive bonus award to the CEO may be increased or decreased at the sole discretion of the Board of Directors. Each executive’s performance, including the CEO, is evaluated against specific financial goals prior to payment of bonus, and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive bonus program may be adjusted by the Board of Directors to account for unusual events, such as extraordinary transactions, asset dispositions and purchases, and merger and acquisitions if, and to the extent, the Board of Directors considers the effect of such events indicative of the Company’s performance. Additionally, the Compensation Committee or the Board of Directors has the discretion to award additional bonus compensation even if the executive officer would not be entitled to any bonus based on the targets previously determined.

The target bonus for Mr. Parke was equal to 75% of his fiscal 2007 base salary, up to a maximum of 125% of his fiscal 2007 base salary. The portion of Mr. Parke’s bonus based upon the EBITDA target would be adjusted on a pro rata basis upward or downward, such that Mr. Parke would receive a bonus equal to 100% of his base salary if the Company achieved 200% of its targeted EBITDA, 50% of his base salary if the Company achieved its EBITDA target, down to 0 if the Company achieved less than 80% of its EBITDA target. The portion of Mr. Parke’s bonus based upon the net income target of the Company’s Chinese joint venture would be adjusted on a pro rata basis upward or downward, such that Mr. Parke would receive a bonus equal to 25% of his base salary if the Company’s joint venture achieved its net income target down to 0 if the net income of the Company’s Chinese joint venture was less than 80% of its target. As a result of the Company’s performance during fiscal 2007 Mr. Parke did not merit any annual incentive compensation.

Mr. Lowe’s annual incentive compensation for fiscal 2007 was based entirely upon the Company’s achievement of the EBITDA target, and his target bonus was set at 50% of his annual base salary, up to a maximum of 100% of his annual base salary. Mr. Lowe’s bonus would be adjusted on a pro rata basis upward or downward, such that Mr. Lowe would receive a bonus equal to 100% of his base salary if the Company achieved 200% of its targeted EBITDA, to 50% of his base salary if the Company achieved its EBITDA target, down to 0 if the Company achieved less than 80% of its EBITDA target. As a result of the Company’s performance during fiscal 2007 Mr. Lowe did not merit any annual incentive compensation.

The annual incentive compensation for Messrs. Caudle, McCoy, Holder and Jasper was capped at an aggregate maximum of 40% of their respective fiscal 2007 base salaries. In determining each NEO’s target bonus, the Company’s achievement of its EBITDA target accounted for 75% of their target bonus, and the working capital accounted for 25% of their target bonus. As a result of the Company’s performance during fiscal 2007, none of the NEOs merited any incentive compensation. In spite of the fact that the Company did not reach its EBITDA and working capital targets, the Compensation Committee determined, based upon the recommendation of the CEO, to award each of the NEOs, other than the CEO and CFO, a bonus equal to 8% of such NEO’s fiscal 2007 base salary. Neither Mr. Parke nor Mr. Lowe received a bonus for fiscal 2007.

The Compensation Committee believes the cash portion of the annual incentive bonus provides the necessary incentives to retain, reward and motivate the executive officers for short-term strong Company performance.

Long-Term Incentive Compensation

Equity Incentives

The Compensation Committee believes that stock-based performance compensation is essential in aligning the interests of management and the Shareholders in enhancing the long-term value of the Company’s equity. The 1999 Unifi, Inc. Long-term Incentive Plan (the “1999 Plan”) provides for the issuance to the Company’s officers and employees of shares of incentive stock options, non-qualified stock options, restricted stock awards and performance-based awards for the Company’s common stock. These awards are granted to the Company’s executive officers and other employees both to build the value of the Company, and to retain key individuals. Stock options provide incentive for the creation of Shareholder value over the long term since the full benefit of an executive officer’s compensation package cannot be realized unless the Common Stock appreciates in value during the term of the option. Unless otherwise provided, options may be exercised until the earlier of ten (10) years from the date of grant or, as to the number of shares then exercisable, upon the termination of employment of the participant other than by death, disability, retirement, or change of control, when all options have vested. Restricted stock is granted from time to time to executive officers, primarily for purposes of retention. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the Compensation Committee have lapsed. Generally the Compensation Committee believes that granting stock options can be an effective tool for meeting the Company’s compensation goal of increasing long-term Shareholder value by tying the value of the stock to the Company’s performance in the future. Employees are able to profit from stock options only if the Company’s stock price increases in value over the stock option’s exercise price. Recipients of restricted stock are not required to provide consideration other than the rendering of their services.

In July 2006, the Compensation Committee established a policy providing for the grant of an annual option to the NEOs. The purpose of the annual grant of stock options to the NEOs is to provide the NEOs with additional incentives to remain with the Company. At its July 2006 meeting, the Compensation Committee approved a grant of options to the NEOs. The Compensation Committee based the number of shares which were granted to each NEO, other than the CEO, primarily upon the recommendation of the CEO.

Supplemental Key Employee Retirement Plan

In July 2006, the Company established an unfunded supplemental retirement plan known as the Unifi, Inc. Supplemental Key Employee Retirement Plan (the “Plan”) for a select group of management employees (including the CEO and the other NEOs). Participants in the Plan are those employees of the Company or its subsidiaries who are determined to be participants in the Plan by the Compensation Committee in its sole and exclusive discretion. The Company established the Plan in order to provide certain management employees additional compensation benefits in order to further incentivize them and to provide better retention opportunities.

The Plan provides for an initial credit to each participant’s account equal to three (3) times the product of the participant’s base salary for the 2005 calendar year multiplied by the participant’s SERP Credit Percentage (8 1/2% of the annual base salary for executive officers of the Company and 5 1/2% of the annual base salary for participants who are not officers of the Company). Thereafter, as of the end of each calendar year, each participant’s account shall be credited with an amount equal to the product of such participant’s base salary for such calendar year multiplied by the participant’s applicable SERP Credit Percentage. Each participant’s account will be adjusted as if the balance in such account had been invested in the stocks that make up the Standard & Poor’s 500 Index in the same proportion as their respective weighting therein. Upon a participant’s termination of employment with the Company, the participant shall be entitled to receive the amount credited to such participant’s account in a single lump sum payable six months after the participant’s termination of employment with the Company, except in the event that the participant’s termination is due to death or disability, in which case the participant or the participant’s designated beneficiary, as applicable, shall immediately be entitled to such payout.

Perquisites and Other Benefits

Automobile Allowance.  The Company provided to certain executive officers an automobile allowance during fiscal 2007. During fiscal 2007, the Company paid its NEOs $12,000 in automobile allowance. The Company also reimbursed its NEOs for certain automobile expenses during fiscal 2007.

Retirement Benefits.  In order to provide employees at all levels with greater incentive, the Company makes available to all employees, including its executive officers, with the opportunity to make contributions to the Company’s Retirement Savings Plan (“401K Plan”), under which employees may elect to defer up to 75% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations. Pursuant to the 401K Plan the Company matches contributions equal to 100% of the employee’s first 3% of compensation contributed to the 401K Plan and 50% of the next 2% of compensation contributed to the 401K Plan.

Health plan, Life Insurance and Other Benefits.  The Company makes available health and insurance benefits to all employees, including its executive officers. The cost of the health plans is covered partially through employees’ payroll deductions, with the remainder covered by the Company. Disability and life insurance benefits are paid by the Company for all salaried employees. The cost of certain golf and social club memberships is covered for NEOs, provided that the club membership provides for a business-use opportunity such as use of the facilities for functions and meetings, and client networking and entertainment. On very limited occasions, spousal travel in connection with a business-related event is also a covered expense. This is limited to events sponsored for the purpose of building customer or employee relationships where the travel is for an extended period of time or extends into the personal time of the executive, or it is expected or customary for the executive to be accompanied by a spouse. Other perquisites such as income tax preparation, temporary housing, and moving and relocation costs are provided from time to time.

Employment and Termination Agreements.  The Company currently maintains employment agreements with Messrs. Parke and Lowe primarily as a means of retention during periods of uncertainty and operational challenge. As part of the employment contracts the executives also agree to be bound by non-compete and non-disclosure provisions. These agreements include provisions for, among other things:

•	Minimum compensation levels, benefits, and perquisites;

•	Non-compete and non-disclosure covenants;

Pursuant to Mr. Parke’s employment agreement, effective January 23, 2002, Mr. Parke is employed by the Company as its President and Chief Executive Officer for a rolling three (3) year term which is automatically extended on a day by day basis until such date as either the Company or Mr. Parke shall terminate the automatic extensions by providing proper notice to the other. Under the terms of the agreement, Mr. Parke will receive an annual base salary of at least $750,000, plus any other additional compensation or bonuses in the Board’s discretion. In addition, Mr. Parke and his eligible family members are entitled to participate in any benefit plans offered to other senior executives of the Company on terms no less favorable than offered to other executives. If Mr. Parke is terminated for any reason other than for cause, he shall receive his base salary for the remainder of the term of the agreement, immediate vesting of all stock options and restricted stock, continuance of certain medical and life insurance benefits for the remainder of the term, and any other compensation earned and vested. Additionally Mr. Parke is entitled to be reimbursed for relocation costs to move him and his family back to Ireland, which shall be grossed-up for any applicable taxes.

Pursuant to Mr. Lowe’s employment agreement, effective July 25, 2006, Mr. Lowe is employed by the Company as its Vice President, Chief Financial Officer and Chief Operating Officer for a rolling three (3) year term which is automatically extended on a day by day basis until such date as either the Company or Mr. Lowe shall terminate the automatic extensions by providing proper notice to the other. Under the terms of the agreement, Mr. Lowe will receive an annual base salary of at least $550,000, plus any other additional compensation or bonuses in the discretion of the Compensation Committee. In addition, Mr. Lowe and his eligible family members are entitled to participate in any benefit plans and other benefits as are offered to other senior executives of the Company on terms no less favorable than offered to such other executives. If Mr. Lowe is terminated for any reason other than for cause, he shall receive his base salary for the remainder of the term of the agreement, immediate vesting of all stock options and restricted stock, continuance of certain medical and life insurance benefits for the remainder of the term, and any other compensation earned and vested.

Additionally, the Company entered into Change of Control agreements with Messrs. Lowe, Caudle, Holder, and McCoy on November 1, 2005, and with Mr. Jasper on July 25, 2006 (each, an “Officer”). The agreements provide that if an Officer’s employment is terminated involuntarily, other than by death or disability or cause, or voluntarily, other than for good reason, after a change of control of the Company, such Officer will receive certain benefits. The present value of those benefits will be 2.99 times the average of such Officer’s annual compensation paid during the five (5) calendar years (or the period of such Officer’s employment with the Company if such Officer has been employed with the Company for less than five calendar years) preceding the change of control of the Company, subject to being reduced to the largest amount which will result in no portion of the payment being subject to excise taxes under the Internal Revenue Code, all as determined by the Company’s independent certified public accountants, whose decision shall be binding upon the Company and such Officer. These benefits will be paid to such Officer in equal installments over a twenty-four (24) month period. To be entitled to payments upon such a change of control, (a) the Officer’s employment must be terminated other than for cause, or (b) the Officer must terminate his employment for good reason, in either case within two years following the change of control.

For purposes of the agreements, a change of control is deemed to occur if, among other things, (i) there shall be consummated any consolidation or merger of the Company or the sale of all or substantially all of the assets of the Company, (ii) the Shareholders of the Company have approved any plan or proposal for the liquidation or dissolution of the Company, (iii) any person acquires twenty percent (20%) or more of the outstanding voting stock of the Company, or (iv) if there is a change in the majority of directors under specified conditions within a two (2) year period.

The benefits under these Change of Control Agreements are contingent and therefore not reported under the Summary Compensation Table.

The Company believes that the entry into these agreements was necessary in order to retain the services of its NEOs for the Company, and that the compensation provided under these agreements is appropriate for executives of their caliber and the size of the Company.

Tax Impact on Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code on the Company’s executive compensation program. Section 162(m) denies a public company a deduction, except in limited circumstances, for compensation paid to “covered employees,” i.e., those employees named in the “Summary Compensation Table” below, to the extent such compensation exceeds $1,000,000. Based on its review of the likely impact of Section 162(m), the Compensation Committee may in the future recommend changes to the Company’s benefit plans in order to qualify compensation paid to covered employees for such exception.

Subsequent Events

As previously discussed, Mr. Parke’s employment as the Chairman, President and Chief Executive Officer of the Company was terminated by the Company on August 1, 2007. On August 22, 2007 the Company announced that in connection with the reorganization of certain corporate staff and manufacturing support functions to reduce costs, Mr. Holder’s employment as the Company’s Vice President and Chief Information Officer was terminated. On September 26, 2007, the Board of Directors elected Mr. Jasper as the Company’s President and Chief Executive Officer and Mr. Berrier as its Executive Vice President of Sales, Marketing and Asian Operations.

EXECUTIVE OFFICERS AND THEIR COMPENSATION

Summary Compensation Table

The following table sets forth a summary of all compensation awarded or paid to or earned by the Company’s NEOs for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal year ended June 24, 2007.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name And Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)

Brian R. Parke	2007	750,000	—	—	510,000	360,950	1,620,950
President, Chief Executive Officer and
Chairman of the Board

William M. Lowe, Jr.	2007	550,008	—	9,240	126,509	235,007	920,764
Vice President, Chief Operating Officer and
Chief Financial Officer

Thomas H. Caudle, Jr.	2007	260,004	20,800	—	82,230	121,187	484,221
Vice President, Global Operations

Charles F. Mccoy	2007	225,000	18,000	—	82,230	98,648	423,878
Vice President, Secretary and
General Counsel

Benny L. Holder	2007	225,000	18,000	—	82,230	99,890	425,120
Vice President, Information Technology

William L. Jasper	2007	235,008	18,801	—	82,230	94,580	430,619
Vice President, Sales

(1)	On January 6, 2004, the Company granted Mr. Lowe 20,000 restricted shares. The closing price of the Common Stock as reported on the New York Stock Exchange was $6.51 per share on that date. Pursuant to the terms of this grant, Mr. Lowe receives the same cash dividends as other Shareholders owning Common Stock. The restrictions imposed on the restricted shares lapse with respect to one-fifth of the shares on January 6th each year, beginning with the year the shares were granted. At June 24, 2007, Mr. Lowe owned an aggregate of 16,000 restricted shares that had a market value of $44,640 based on the closing price of $2.79 per share of the Common Stock as reported by the New York Stock Exchange on that date.

(2)	Options were granted on July 26, 2006, with an exercise price of $2.89 per share. The exercise price represented the average of the high and low market prices on the date of grant. The fair value of the options (other than the options granted to Mr. Parke which were all expensed in the quarter of grant) is being expensed over the two-year performance period. Forfeitures at a rate of 6% were assumed in determining the expense.

(3)	All other compensation for each of the NEOs consists of the following:

	Brian R.	William M.	Thomas H.	Charles F.	Benny L.	William L.
	Parke	Lowe Jr.	Caudle, Jr.	Mccoy	Holder	Jasper

Automobile Allowance	$12,000	$12,000	$12,000	$12,000	$12,000	$12,000
Auto Expenses	1,909	6,237	6,150	3,142	4,203	4,646
Country Club Dues	18,660	15,339	4,433	—	—	—
Spousal Travel	25,253	—	—	—	—	—
Health Insurance	4,064	—	—	—	—	—
Income Tax Preparation	1,290	—	—	—	—	—
Housing Allowance(1)	14,715	—	—	—	—	—
Life Insurance	19,059	6,636	4,176	979	1,160	497
Matching 401(k) Contributions	9,000	7,792	9,000	9,000	9,000	6,459
Contributions to Supplemental Key Employee Retirement Plan	255,000	187,003	85,428	73,527	73,527	70,978

Total	$360,950	$235,007	$121,187	$98,648	$99,890	$94,580

(1)	During the term of his employment, the Housing Allowance for Mr. Parke provided for the maintenance and upkeep of his residence in Ireland, while he and his family resided in the United States.

Grants of Plan Based Awards

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the NEOs in fiscal 2007.

		All Other
		Stock Awards:	Exercise	Grant Date
		Number	or Base	Fair Value
		of Securities	Price of	of Stock
		Underlying	Option	and Option
	Grant	Options	Awards	Awards
Name	Date	(#)	($)/Sh	($)
(a)	(b)	(j)	(k)	(l)

Brian R. Parke(1)	July 26, 2006	300,000	2.89	867,000
William M. Lowe, Jr.(2)	July 26, 2006	100,000	2.89	289,000
Thomas H. Caudle, Jr.(2)	July 26, 2006	65,000	2.89	187,850
Charles F. McCoy(2)	July 26, 2006	65,000	2.89	187,850
Benny L. Holder(2)	July 26, 2006	65,000	2.89	187,850
William L. Jasper(2)	July 26, 2006	65,000	2.89	187,850

(1)	The options granted were fully vested upon the date of grant.

(2)	The options granted had a vesting schedule such that 1/3 of the options vested on the date of grant, 1/3 vest on July 26, 2007, and the remaining 1/3 vest on July 26, 2008.

Outstanding Equity Awards

The following table provides information concerning the unexercised stock options outstanding and unvested stock awards for each of the NEOs of the Company as of the end of fiscal 2007.

Outstanding Equity Awards at Fiscal Year-End for 2007

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market
	Securities	Securities			Shares or	Value
	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Option		Stock	Units of Stock
	Options	Options	Exercise	Option	That Have	That Have
	(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(1)
(a)	(b)	(c)	(e)	(f)	(g)	(h)

Brian R. Parke	15,000	—	16.31	10/22/2008	—	—
	50,000	—	18.75	1/21/2009	—	—
	89,387	—	11.19	10/21/2009	—	—
	89,386	—	11.86	10/21/2009	—	—
	89,386	—	12.53	10/21/2009	—	—
	250,000	—	7.33	1/23/2012	—	—
	600,000	—	2.76	7/1/2014	—	—
	300,000	—	2.89	7/26/2016	—	—

William M. Lowe, Jr.	6,667	—	6.46	1/6/2014	4,000	11,160
	6,667	—	6.85	1/6/2014	—	—
	6,666	—	7.24	1/6/2014	—	—
	300,000	—	2.76	7/1/2014	—	—
	33,340	66,660	2.89	7/26/2016	—	—

Thomas H. Caudle, Jr.	2,500	—	16.31	10/22/2008	—	—
	13,408	—	11.19	10/21/2009	—	—
	13,408	—	11.86	10/21/2009	—	—
	13,408	—	12.53	10/21/2009	—	—
	15,000	—	7.48	10/2/2011	—	—
	50,000	—	7.33	1/23/2012	—	—
	120,000	—	2.76	7/1/2014	—	—
	21,671	43,329	2.89	7/26/2016	—	—

Charles F. McCoy	13,408	—	11.19	10/21/2009	—	—
	13,408	—	11.86	10/21/2009	—	—
	13,408	—	12.53	10/21/2009	—	—
	15,000	—	7.48	10/2/2011	—	—
	50,000	—	7.33	1/23/2012	—	—
	100,000	—	2.76	7/1/2014	—	—
	21,671	43,329	2.89	7/26/2016	—	—

Benny L. Holder	2,500	—	16.31	10/22/2008	—	—
	21,334	—	8.44	1/1/2011	—	—
	21,333	—	8.94	1/1/2011	—	—
	21,333	—	9.45	1/1/2011	—	—
	15,000	—	7.48	10/2/2011	—	—
	50,000	—	7.33	1/23/2012	—	—
	100,000	—	2.76	7/1/2014	—	—
	21,671	43,329	2.89	7/26/2016	—	—

William L. Jasper	66,670	33,330	3.40	4/19/2016	—	—
	21,671	43,329	2.89	7/26/2016	—	—

(1)	Calculated by multiplying the unvested shares of restricted stock by the closing market price of Unifi, Inc.’s common stock on June 22, 2007 ($2.79).

Options Exercised and Stock Vested

The following table provides information concerning the exercises of stock options and vesting of stock awards during fiscal 2007 on an aggregated basis for each of the NEOs of the Company.

Option Exercises and Stock Vested for 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired on	Value Realized	Acquired on	Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)
(a)	(b)	(c)	(d)	(e)

Brian R. Parke	—	—	—	—
William M. Lowe, Jr.	—	—	4,000	9,240
Thomas H. Caudle, Jr.	—	—	—	—
Charles F. McCoy	—	—	—	—
Benny L. Holder	—	—	—	—
William L. Jasper	—	—	—	—

(1)	The value realized represents the number of shares acquired on vesting multiplied by the closing market price on the day of vesting.

Non-Qualified Deferred Compensation

The following table provides information with respect to the Company’s defined contribution and non-tax-qualified compensation deferral plans for each of the Company’s NEOs. For a description of the material terms of the Company’s Supplemental Key Employee Retirement Plan (“SERP”), see “Compensation Discussion & Analysis — Elements of Compensation — Long Term Incentive Compensation”.

	Nonqualified Deferred Compensation for 2007
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals	Balance at
	in Last	in Last	in Last	and/or	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Brian R. Parke	—	255,000	32,077	—	287,077
William M. Lowe, Jr.	—	187,003	23,523	—	210,526
Thomas H. Caudle, Jr.	—	85,428	10,723	—	96,151
Charles F. McCoy	—	73,527	9,226	—	82,753
Benny L. Holder	—	73,527	9,226	—	82,753
William L. Jasper	—	70,978	8,862	—	79,840

Potential Payments Upon Termination or Change in Control

Accrued and Vested Benefits.  Each of the NEOs has accrued various benefits under the Company’s compensation programs and retirement and other broad-based employee benefit plans. Many of these benefits and awards are fully vested and each of the NEOs would receive all of their vested benefits and awards in the event that their employment with the Company ends for any reason, including termination by the Company for “cause” or resignation without “good reason.” (“Cause” generally means a termination on the basis of fraud, misappropriation or embezzlement on the part of the NEO or malfeasance or misfeasance by the NEO in performing the duties of his office, as determined by the Board. “Good Reason” generally means a material reduction in the officer’s duties or a change in title resulting in reduction of the officer’s duties, a material reduction in salary or bonus, the termination of or taking any action which would adversely affect any benefit plan, option plan or other compensation arrangement which an NEO participates in, the reduction of the number of vacation days, or the relocation of the officer to an area farther than a specified distance from their primary employment location.) In the event of termination for Cause or Good

Reason, each of the NEOs is entitled only to receive all earned but unpaid base salary, unreimbursed expenses and/or accrued, vested equity awards and vested 401(k) and SERP benefits through the effective date of the termination.

The table below summarizes the accrued and vested benefits that each of the NEOs would be entitled to, assuming they left the Company on June 24, 2007.

Accrued and Vested Benefits

	Brian R.	William M.	Thomas H.	Charles F.	Benny L.	William L.
	Parke	Lowe, Jr.	Caudle, Jr.	McCoy	Holder	Jasper

Cash or Severance	—	—	—	—	—	—
Vested Deferred Compensation Balance	$287,077	$210,526	$96,151	$82,753	$82,753	$79,840
Vested Stock Options(1)	18,000	9,000	3,600	3,000	3,000	—

Total	$305,077	$219,526	$99,751	$85,753	$85,753	$79,840

(1)	The value of the vested stock options is calculated by multiplying the number of options by the difference between the exercise price over the closing market price of the Company’s common stock on June 22, 2007 ($2.79).

Death, Disability or Retirement.  The table below summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their death, disability or retirement occurred on June 24, 2007.

Death, Disability or Retirement

	Brian R.	William M.	Thomas H.	Charles F.	Benny L.	William L.
	Parke	Lowe, Jr.	Caudle, Jr.	McCoy	Holder	Jasper

Cash Incentive
Plan Payments	—	—	—	—	—	—
Accelerated Restricted Stock(1)	—	$11,160	—	—	—	—

Total	—	$11,160	—	—	—	—

(1)	The value of the accelerated restricted stock is calculated by multiplying the number of accelerated shares by the closing market price of the Company’s common stock on June 22, 2007 ($2.79).

Termination Without Cause.  In the event of either Mr. Park’s or Mr. Lowe’s termination without Cause, the vesting of their outstanding stock options and restricted stock awards would be accelerated.

The tables below summarize the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their termination without Cause occurred on June 24, 2007.

Termination Without Cause

	Brian R.	William M.	Thomas H.	Charles F.	Benny L.	William L.
	Parke	Lowe, Jr.	Caudle, Jr.	McCoy	Holder	Jasper

Severance/Salary	$2,250,000	$1,650,024	—	—	—	—
Accelerated Restricted Stock(1)	—	11,160	—	—	—	—

Total	$2,250,000	$1,661,184	—	—	—	—

(1)	The value of the accelerated restricted stock is calculated by multiplying the number of accelerated shares by the closing market price of the Company’s common stock on June 22, 2007 ($2.79).

Termination Following a Change in Control.  The table below summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their termination or resignation for Good Reason following a change in control occurred on June 24, 2007.

Termination or Resignation For Good Reason Following a Change in Control

	Brian R.	William	Thomas H.	Charles F.	Benny L.	William L.
	Parke	M. Lowe, Jr.	Caudle, Jr.	McCoy	Holder	Jasper

Severance/Salary(1)	—	$2,568,793	$1,075,594	$882,128	$902,599	$968,768
Accelerated Restricted Stock(2)	—	11,160	—	—	—	—
Welfare Benefits	—	9,468	9,269	9,269	9,269	9,568

Total	—	$2,589,421	$1,084,863	$891,397	$911,868	$978,336

(1)	For the NEOs other than Mr. Parke, the severance payment upon a termination or resignation for Good Reason following a change in control is based on the NEO’s aggregate annual compensation which includes but is not limited to the NEO’s salary, bonus, economic benefit of life insurance, automobile allowance and expenses, deferred compensation, imputed income related to country club dues and value of personal flights on Company aircraft.

(2)	The value of the accelerated restricted stock is calculated by multiplying the number of accelerated shares by the closing market price of the Company’s common stock on June 22, 2007 ($2.79).

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents information regarding the beneficial ownership of the Common Stock, within the meaning of applicable securities regulations, of all current directors of the Company and each of the executive officers named in the Summary Compensation Table included herein, and of such directors and all executive officers of the Company as a group, as of September 1, 2007.

	Amount and
	Nature of	Percentage
Name	Beneficial Ownership(1)	of Class

William J. Armfield, IV	857,515	1.42%
Thomas H. Caudle, Jr.(2)	275,979	*
Benny L. Holder(3)	279,835	*
William L. Jasper(4)	115,005	*
Kenneth G. Langone(5)	2,205,000	3.64%
Chiu Cheng Anthony Loo	—	*
William M. Lowe, Jr.(6)	471,670	*
Charles F. McCoy(7)	256,563	*
Brian R. Parke(8)	1,540,759	2.48%
George R. Perkins, Jr.	938,644	1.55%
William M. Sams	2,700,000	4.46%
G. Alfred Webster	50,000	*
Stephen Wener(9)	5,555,555	9.18%
R. Roger Berrier, Jr.(10)	181,238	*
All directors and executive officers as a group (14 persons)	15,427,763	24.30%

*	Represents less than one percent (1%) of the Common Stock.

(1)	All shares are owned directly and with sole voting and investment power, except as otherwise noted.

(2)	Includes 271,059 shares that Mr. Caudle has the right to purchase under stock options granted to him by the Company that are currently exercisable or become exercisable within 60 days of September 1, 2007, as to which he would have sole voting and investment power upon acquisition.

(3)	Includes 274,835 shares that Mr. Holder has the right to purchase under presently exercisable stock options granted to him by the Company, as to which he would have sole voting and investment power upon acquisition.

(4)	Includes 110,005 shares that Mr. Jasper has the right to purchase under stock options granted to him by the Company that are currently exercisable or become exercisable within 60 days of September 1, 2007, as to which he would have sole voting and investment power upon acquisition.

(5)	Includes 10,000 shares that Mr. Langone has the right to purchase under presently exercisable stock options granted to him by the Company, as to which he would have sole voting and investment power upon acquisition, 135,000 shares owned by Invemed Associates, LLC, in which Mr. Langone owns an 81% interest, and 1,885,000 shares owned by Invemed Catalyst Fund, LLP of which Mr. Langone has shared voting and investment power.

(6)	Includes 386,670 shares that Mr. Lowe has the right to purchase under stock options granted to him by the Company that are currently exercisable or become exercisable within 60 days of September 1, 2007, as to which he would have sole voting and investment power upon acquisition.

(7)	Includes 248,559 shares that Mr. McCoy has the right to purchase under stock options granted to him by the Company that are currently exercisable or become exercisable within 60 days of September 1, 2007, as to which he would have sole voting and investment power upon acquisition, and 1,100 shares jointly owned with his wife as to which he has shared voting and investment power.

(8)	Includes 1,483,159 shares that Mr. Parke has the right to purchase under presently exercisable stock options granted to him by the Company, as to which he would have sole voting and investment power upon acquisition.

(9)	Includes 5,555,555 shares owned by Dillon Yarn Corporation, in which Mr. Wener owns 23% and his wife owns 2%, of which Mr. Wener has shared voting and investment power.

(10)	Includes 157,244 shares that Mr. Berrier has the right to purchase under stock options granted by the Company that are currently exercisable or become exercisable within 60 days of September 1, 2007, as to which he would have sole voting and investment power upon acquisition.

DIRECTORS’ COMPENSATION

The following table shows compensation information for the Company’s directors for fiscal 2007.

Director Compensation Table
					Change in Pension
					Value and
					Nonqualified
	Fees			Non Equity	Deferred
	Earned or	Stock		Incentive Plan	Compensation	All
	Paid Cash	Awards	Options	Compensation	Earnings	Other	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

William J. Armfield, IV	48,000	—	—	—	—	—	48,000
R. Wiley Bourne, Jr.	50,000	—	—	—	—	—	50,000
Charles R. Carter	47,000	—	—	—	—	—	47,000
Sue W. Cole	32,000	—	—	—	—	—	32,000
J.B. Davis	30,000	—	—	—	—	—	30,000
Kenneth G. Langone	29,000	—	—	—	—	—	29,000
Chiu Cheng Anthony Loo(1)	—	—	—	—	—	—	—
Donald F. Orr	51,000	—	—	—	—	—	51,000
Brian R. Parke	5,000	—	—	—	—	—	5,000
William A. Priddy Jr.(2)	8,000	—	—	—	—	—	8,000
William M. Sams(1)	—	—	—	—	—	—	—
Stephen Wener(3)	—	—	—	—	—	—	—

(1)	Messrs. Loo and Sams were appointed to the Board on April 30, 2007, following the final meetings of the Board for fiscal 2007. Messrs. Loo and Sams were not appointed to any Committees of the Board prior to the final meetings of such committees for fiscal 2007.

(2)	Mr. Priddy resigned from the Board on May 4, 2007, following the final meetings of the Board and its committees for fiscal 2007.

(3)	Mr. Wener was appointed to the Board on May 24, 2007, following the final meetings of the Board and its committees for fiscal 2007.

During the fiscal year ended June 24, 2007, each director, who was not an employee of the Company, was paid an annual retainer of $24,000 and an additional $1,000 for each Board meeting attended and for each meeting of Board committees on which they serve when such meeting was held on a day other than a day scheduled for a regular Board meeting. Each such director was also reimbursed for reasonable expenses incurred in attending those meetings. During fiscal 2007, Mr. Orr, as Lead Director of the Board, was paid $15,000 in addition to his regular director fees. The Chairman of each of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee was also paid $15,000, in addition to their regular directors fees, for serving in that capacity on those committees. Directors who are employees of the Company are paid an attendance fee of $1,000 for each Board meeting attended. Directors who attend Board or committee meetings via telephone conferencing received attendance fees as if they were physically present at such Board or committee meetings. The compensation for outside directors is periodically reviewed for adjustment by the Compensation Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees: the Compensation Committee, the Audit Committee, the Corporate Governance and Nominating Committee (the “Governance Committee”), and the Executive Committee. The Compensation Committee (previously composed of Messrs. Armfield (Chair), Carter, Orr and Ms. Cole) met two times during the last fiscal year. The Audit Committee (previously composed of Messrs. Bourne (Chair), Armfield, and Orr) met seven times during the last fiscal year. The Governance Committee (previously composed of Messrs. Carter (Chair), Bourne, Davis, Orr and Ms. Cole) met four times during the last fiscal year. The Executive Committee was formed in September 2007.

The Compensation Committee operates under a written charter, adopted in April 2003 and amended in July 2004. The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers. At least annually, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each executive officer of the Company (including the Chief Executive Officer), evaluates each executive officer’s performance in light of these goals and objectives, and sets each executive officer’s compensation level based on this evaluation. The Compensation Committee annually determines whether the Chief Executive Officer and other executive officers will participate in any annual or long-term incentive plans established for the Company’s executive officers or employees. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company and administers and grants stock options to the Company’s officers, employees and consultants pursuant to the Company’s equity-based plans, including the 1999 Plan. Each member of the Compensation Committee is an independent director, in accordance with the independence requirements of the New York Stock Exchange Corporate Governance Standards. The current members of the Compensation Committee are Messrs. Sams (Chair), Armfield, Loo and Perkins.

The Audit Committee operates under a written charter, adopted in April 2000 and most recently amended in July 2004. The Audit Committee discharges the Board’s responsibility relating to the oversight of: (i) the integrity of the financial statements of the Company, (ii) the compliance by the Company with legal and regulatory requirements, (iii) the independent auditor’s independence and qualifications, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee, among other things, is responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors and reviews the financial statements, audit reports, internal controls and internal audit procedures. Each member of the Audit Committee is an independent director, in accordance with the independence requirements of the Exchange Act and the New York Stock Exchange Corporate Governance Standards. The current members of the Audit Committee are Messrs. Armfield (Chair), Perkins, Sams and Webster.

The Governance Committee operates under a written charter, adopted in April 2003 and most recently amended in August 2007. The Governance Committee is responsible for, among other things, identifying candidates to serve as directors of the Company consistent with criteria approved by the Board, and for making recommendations to the Board of qualified nominees for election or re-election as directors of the Company. It is also responsible for recommending to the Board, for the Board’s approval, all committee members and chairpersons. The Governance Committee is responsible for establishing a system for, and monitoring the process of, performance reviews of the Board, its committees and key management personnel. The Governance Committee reviews the Corporate Governance Issues and Policies Guidelines (the “Corporate Governance Guidelines”) from time to time and recommends to the Board any changes to the Corporate Governance Guidelines. The Governance Committee also monitors compliance with the Company’s Ethical Business Conduct Policy Statement (the “Policy Statement”), reviews the Policy Statement from time to time and provides recommendations to the Board for any changes to the Policy Statement. The Governance Committee also administers the Company’s Related Person Transactions Approval Policy (the “Related Person Transactions Policy”) and may from time to time recommend to the Board any changes to the Related Person Transactions Policy. Each member of the Governance Committee is an independent director, in accordance with the independence requirements of the New York Stock Exchange Corporate Governance Standards. The current members of the Governance Committee are Messrs. Langone (Chair), Armfield, Loo, Sams and Webster.

The Executive Committee operates under a written charter adopted in September 2007. The Executive Committee may exercise all of the authority of the Board of Directors in the management of the Company, subject to limitations under New York law. The Executive Committee was formed in September 2007 and thus did not meet during fiscal 2007. The current members of the Executive Committee are Messrs. Webster (Chair), Berrier, Jasper and Wener.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

The Governance Committee will consider those recommendations by Shareholders of director nominees which are submitted in writing with biographical and business experience information to the Secretary of the Company, in the manner described in the section entitled “Shareholder Proposals” contained in this Proxy Statement. All nominees for director must demonstrate integrity, accountability, informed judgment, financial literacy, passion, creativity and vision. In addition, the Board is comprised of directors from various backgrounds and professions in order to maximize perspective and ensure a wealth of experiences to inform its decisions. The objective of the Governance Committee is to structure a Board that brings to the Company a variety of skills and perspectives developed through high-quality business and professional experience. The Governance Committee believes that men and women of different ages, races and ethnic backgrounds can contribute different, useful perspectives, and can work effectively together to further the Company’s mission.

The Governance Committee reviews the background and qualifications of each nominee to determine his or her experience, competence and character, and assesses such nominee’s potential contribution to the Board. Other than the foregoing, there are no stated minimum criteria for director nominees. The Governance Committee may, however, consider such other factors as it deems are in the best interests of the Company and the Shareholders. Shareholder nominees will be analyzed by the Governance Committee in the same manner as nominees that are otherwise considered by the Governance Committee.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue to serve. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service, or if the Governance Committee decides not to nominate a member for re-election, unless the Board determines not to fill a vacancy, the Governance Committee will identify a new nominee with the desired skills and experience as outlined above. To date, the Governance Committee has not engaged a third party to identify or evaluate or assist in identifying potential nominees, although it reserves the right to do so in the future if necessary.

All nominees for election to the Board have been recommended by the Governance Committee. All such nominees are current directors standing for re-election, except for Messrs. Berrier, Jasper, Sams, Loo, Wener, Perkins and Webster, who were appointed since the last Annual Meeting of Shareholders and are standing for their first shareholder election. Messrs. Loo and Perkins were identified and recommended to the Governance Committee by Mr. Armfield. Messrs. Berrier, Jasper, Sams and Wener were identified and recommended to the Governance Committee by Mr. Langone. Mr. Webster was identified and recommended to the Governance Committee by Mr. Wener.

ATTENDANCE OF DIRECTORS

The Board met five times during fiscal 2007. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board and all meetings held by all committees of the Board on which they serve during the period in which they served as a director or a committee member.

CORPORATE GOVERNANCE MATTERS

Director Independence

For a director to be considered independent under the New York Stock Exchange Corporate Governance Standards, the Board must affirmatively determine that the director has no direct or indirect “material relationship” with the Company, other than as a director. As permitted by the New York Stock Exchange Corporate Governance Standards, the Board has adopted its Director Independence Standards to assist it in making its independence determinations. These standards are attached to this Proxy Statement as Appendix A and are also available on the Company’s website referenced below as Exhibit A to the Corporate Governance Guidelines.

After considering the Director Independence Standards, the New York Stock Exchange Corporate Governance Standards, and all other relevant facts and circumstances, including the existence of any commercial or charitable relationships between the directors and the Company, the Board has determined that all of its members, other than Messrs. Wener, Berrier and Jasper, meet the Company’s categorical standards, meet the independence requirements of the New York Stock Exchange and are independent.

Corporate Governance Guidelines and Committee Charters

In furtherance of its longstanding goal of providing effective governance of the Company’s business for the benefit of Shareholders, the Board has adopted the Corporate Governance Guidelines. Each of the Audit Committee, the Compensation Committee and the Governance Committee operate under written charters that have been adopted by the Board. The Corporate Governance Guidelines and the committee charters are available on the Company’s website at www.unifi.com under the “Investor Relations” section. In addition, print copies of the Corporate Governance Guidelines and the committee charters are available to any Shareholder that requests a copy. Information on the Company’s website, however, does not form a part of this Proxy Statement.

Audit Committee Financial Expert

The Board has determined that at least one member of the Audit Committee, William J. Armfield, IV, is an audit committee financial expert. Mr. Armfield is “independent” as that term is defined in the New York Stock Exchange Corporate Governance Standards.

Executive Sessions of Non-Management Directors

Non-management Board members meet without management present at regularly scheduled executive sessions. In addition, to the extent that, from time to time, the group of non- management directors includes directors that are not independent, at least once a year there will be scheduled an executive session including only independent directors. During fiscal 2007, Mr. Orr, as the Company’s independent Lead Director, presided over meetings of the independent and non-management directors. Currently, Mr. Sams is the Company’s independent Lead Director.

Code of Business Conduct and Ethics; Ethical Business Conduct Policy Statement

The Company has adopted a written Code of Business Conduct and Ethics applicable to members of the Board and executive officers, including the Chief Executive Officer and Chief Financial Officer (the “Code of Business Conduct and Ethics”). The Company has also adopted the Policy Statement that applies to all employees. The Code of Business Conduct and Ethics and the Policy Statement are available on the Company’s website referenced above, under the “Investor Relations” section and printed copies of each are available to any Shareholder that requests a copy. Any amendments to or waiver of the Code of Business Conduct and Ethics will be disclosed on the Company’s website promptly following the date of such amendment or waiver. Information on the Company’s website, however, does not form a part of this Proxy Statement.

Shareholder and Interested Party Communications

Shareholders and other interested parties may communicate directly with the entire Board, any committee of the Board, the Chair of any Board committee, any individual director, the independent Lead Director, the independent or non-management directors, as a group, or any other group of directors by writing to: Unifi, Inc. Board of Directors, c/o Corporate Compliance Officer, 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Any correspondence sent in this manner and directed to the Lead Director, any particular director, or any particular committee or group will be forwarded accordingly. If no specific addressee is provided, the communication will be forwarded to the Chairman of the Board. Reference is also made to Article VIII of the Corporate Governance Guidelines.

Director Attendance at Annual Meetings

At the 2006 Annual Meeting of Shareholders, all eight members of our Board at that time were in attendance. We believe that the Annual Meeting is an opportunity for Shareholders to communicate directly with our directors. Directors are encouraged to attend the Annual Meeting of Shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the individuals that served as a member of the Compensation Committee during fiscal 2007 were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Board’s preference to avoid related party transactions.

Pursuant to the Code of Business Conduct and Ethics, all executive officers and directors are required to discuss with the Company’s General Counsel any transaction or relationship which does or may conflict with the interests of the Company, prior to the entry into of such transaction. Pursuant to the Related Person Transactions Policy the Company’s General Counsel must submit any potential or actual conflict of interest involving an officer, director or related person to the Governance Committee for review and approval. Under this policy, the Governance Committee will determine an appropriate resolution on a case-by-case basis, including approval, ratification, amendment, termination or rescission of the transaction. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in the Company’s applicable filings with the SEC, as required under SEC rules.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS

Transactions with Dillon Yarn Corporation and Mr. Wener

In fiscal 2007, the Company purchased the polyester and nylon texturing operations of Dillon. In connection with this transaction the Company and Dillon entered into a Sales and Services Agreement for a term of two years from January 1, 2007, pursuant to which the Company has agreed to pay Dillon an aggregate amount of $6 million in exchange for certain sales and transitional services to be provided by Dillon’s sales staff and executive management. In addition, during fiscal 2007 the Company recorded sales to and commission income from Dillon in the aggregate amount of $18.9 million, has purchased products from Dillon in an aggregate amount of $1.9 million and paid to Dillon, for certain employee and other expense reimbursements, an aggregate amount of $4.5 million.

Mr. Wener is a director of New River Industries, Inc. (“New River”), and together with his spouse, beneficially owns a 12% equity interest in New River. During fiscal 2007, the Company recorded sales to New River in the amount of $1.4 million.

Mr. Wener is an Executive Vice President of American Drawtech Company, Inc. (“ADC”) and beneficially owns a 12.5% equity interest in ADC. During fiscal 2007, the Company recorded sales to and commission income from ADC in the aggregate amount of $3.9 million.

Mr. Wener is a director of Titan Textile Canada, Inc. (“Titan”) and beneficially owns a 12.5% equity interest in Titan. During fiscal 2007, the Company recorded sales to Titan in the amount of $1.4 million.

Transactions with Salem Holding Company

Mr. Langone is a director, stockholder, and Chairman of the Board of Salem Holding Company. In fiscal 2007, the Company paid Salem Leasing Corporation, a wholly owned subsidiary of Salem Holding Company, $3.3 million in connection with leases of tractors and trailers, and for related services. The terms of the Company’s leases with Salem Leasing Corporation are, in management’s opinion, no less favorable than the Company would have been able to negotiate with an independent third party for similar equipment and services.

For a discussion of agreements with the Company’s NEOs see “Compensation Discussion & Analysis — Elements of Compensation — Perquisites and Other Benefits— Employment and Termination Agreements.”

AUDIT COMMITTEE REPORT

The Company’s Audit Committee consists of four independent Directors and operates under a written charter adopted by the Board and most recently amended in July 2004. The current members of the Audit Committee are William J. Armfield, IV (Chair), George R. Perkins, Jr., William M. Sams and G. Alfred Webster.

The Company’s management is responsible for the Company’s financial statements and reporting process and for establishing and maintaining an adequate system of internal control over financial reporting. Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm, is responsible for auditing the Company’s consolidated financial statements, for attesting to Management’s Report on Internal Control over Financial Reporting, and for assessing the effectiveness of internal control over financial reporting. The Audit Committee monitors and oversees these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

To fulfill its responsibilities, the Audit Committee has:

•	reviewed and discussed with the Company’s management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the fiscal year ended June 24, 2007 and Management’s Report on Internal Control over Financial Reporting for the fiscal year ended June 24, 2007;

•	reviewed management’s representations to the Audit Committee that those audited consolidated financial statements were prepared in accordance with generally accepted accounting principles;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 61 (Codification of Statements on Auditing Standards), as amended; and

•	received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with E&Y their independence from the Company.

Based on its discussions with management and the independent registered public accounting firm, the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal 2007 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2007 for filing with the SEC.

Submitted by the Audit Committee of the Board:

William J. Armfield, IV, Chairman
George R. Perkins, Jr.
William M. Sams
G. Alfred Webster

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION1

The following is a report of the Compensation Committee describing the compensation policies applicable to the Company’s executive officers during the fiscal year ended June 24, 2007. The current members of the Compensation Committee are William M. Sams, who is the Committee Chair, William J. Armfield, IV, Chiu Cheng Anthony Loo and George R. Perkins, Jr. All of the members of the Compensation Committee are independent.

Compensation Discussion and Analysis

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for its 2007 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2007, each as filed with the SEC.

Submitted by the Compensation Committee of the Board:

William M. Sams, Chairman
William J. Armfield, IV
Chiu Cheng Anthony Loo
George R. Perkins, Jr.

1 The information contained in this Compensation Committee report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

INFORMATION RELATING TO THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its authority, the Company’s Audit Committee will select the Company’s independent registered public accounting firm for the current fiscal year at a meeting subsequent to the Annual Meeting. Ernst & Young LLP was selected as the Company’s independent registered public accounting firm for the fiscal year ended June 24, 2007. Ernst & Young LLP has been the Company’s independent auditors since 1990. Representatives of Ernst & Young LLP will attend the Annual Meeting. They will have the opportunity to make a statement if they so desire and to answer appropriate questions from Shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The fees paid to Ernst & Young LLP for services rendered to the Company for the fiscal years indicated below were as follows:

	Fiscal Years Ended
	June 24,	June 25,
	2007	2006

Audit Fees(1)	$1,388,000	$1,546,000
Audit-Related Fees(2)	—	12,000
Tax Fees(3)	36,000	68,000
All Other Fees(4)	—	2,000

(1)	For fiscal 2007, includes $98,000 of fees related to the Company’s Registration Statement on Form S-4. For fiscal 2006, includes $291,000 of fees for consultation services related to the $190 million 11.5% senior secured note offering.

(2)	For fiscal 2006, this amount consists of aggregate fees paid for audit services related to the employee benefit plan of the Company’s former Irish subsidiary.

(3)	Consists of aggregate fees paid for tax compliance, consultation and related tax matters.

(4)	For fiscal 2006, this amount consists of fees paid for the use of “EYOnline,” an Ernst & Young LLP research tool, and for continuing professional education seminars.

Policy on Audit Committee Pre-Approval of the Audit and Permissible Non-Audit Services by the Company’s Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy governing the provision of all audit and non-audit services by the Company’s independent registered public accounting firm. Pursuant to this policy, the Audit Committee will annually consider and approve, if appropriate, the provision of audit services (including audit review and attest services) and of certain specific defined permitted non-audit services (“pre-approved services”) by its independent registered public accounting firm. It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service must be presented to the Audit Committee for consideration (a) at a regular meeting, (b) at a special meeting called to consider the proposed engagement or by a unanimous written consent of the Audit Committee or (c) by the Chairperson of the Audit Committee, or another member of the Audit Committee. If permissible non-audit services are pre-approved by the Chairperson or another member of the Committee, that decision is required to be presented at the next meeting of the Audit Committee. The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to the Company by the independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any person who owns more than ten percent of the Company’s stock, to file with the Securities and Exchange Commission (“SEC”) initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Such persons are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) reports they filed.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all such Section 16(a) filings were timely made during the fiscal year ended June 24, 2007.

SHAREHOLDER PROPOSALS

The deadline for submission of Shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement for its 2008 Annual Meeting of Shareholders is June 3, 2008. Any Shareholder proposal to be submitted at the 2008 Annual Meeting of Shareholders (but not required to be included in the Company’s proxy statement), must be received by August 17, 2008, or such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5 under the Exchange Act and the persons named in the proxies solicited by us may exercise discretionary voting authority with respect to such proposal. Proposals which Shareholders intend to present at the Company’s 2008 Annual Meeting of Shareholders or wish to have included in the Company’s proxy materials should be sent registered, certified or express mail to Charles F. McCoy, Vice President, Secretary and General Counsel of the Company, at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has adopted rules permitting registrants to send a single set of the annual report and proxy statement to any household at which two or more Shareholders reside if the registrant believes they are members of the same family. Each Shareholder will continue to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information Shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of the Common Stock. If your family has multiple accounts by which you hold the Common Stock, you may have received a householding notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports. Those options are available to you at any time.

ANNUAL REPORT

The Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2007, including financial statements, accompanies this Proxy Statement. Upon written request, the Company will provide without charge to any Shareholder of record or beneficial owner of Common Stock a copy of the Company’s Annual Report on Form 10-K (without exhibits) for the fiscal year ended June 24, 2007, including financial statements, as filed with the SEC. Any such request should be directed to William M. Lowe, Jr., the Company’s Vice President, Chief Operating Officer and Chief Financial Officer, at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410.

OTHER MATTERS

The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Charles F. McCoy
Vice President, Secretary and General Counsel

Greensboro, North Carolina
October 1, 2007

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

A majority of Board of Directors of Unifi, Inc. (the “Company”) shall be independent. No director shall qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making such determination, the Board of Directors shall consider the factors identified below, as well as such other factors that the Board of Directors may deem relevant. A director will not be deemed independent if:

1.	the director is employed by the Company or any of its affiliates (as used herein, such term shall have the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended) or was employed by the Company or any of its affiliates at any time during the preceding year, provided that as of November 4, 2004 (the “Effective Date”), the lookback period shall be three years;

2.	the director is a member of the immediate family of an individual who is, or has been, employed by the Company or any of its affiliates as an executive officer at any time during the preceding year, provided that as of the Effective Date the lookback period shall be three years;

3.	the director (a) presently receives, or his or her immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or (b) the director or the director’s immediate family member had received such compensation within the preceding year, provided that as of the Effective Date the lookback period shall be three years [Note: Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.];

4.	the director (a) is presently affiliated with or employed by, or his or her immediately family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company, or (b) the director or the director’s immediate family member had been affiliated with or employed by such internal or external auditor of the Company within the preceding year, provided that as of the Effective Date the lookback period shall be three years;

5.	the director (a) is presently an executive officer or an employee, or his or her immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds $1 million or 2 percent of such other company’s consolidated gross revenues for its last fiscal year, whichever is greater, or (b) the Company and the company of which director is an executive officer or employee or his or her immediate family member is an executive officer had such relationship within the preceding year, provided that as of the Effective Date the lookback period shall be three years;

6.	the director is affiliated with, or his or her immediate family member is affiliated with, a paid advisor or consultant to the Company;

7.	the director has, or his or her immediate family member has, a personal services contract with the Company;

8.	the director or his or her immediate family member is employed and compensated by a foundation, university or other nonprofit institution that has received significant charitable contributions from the Company that are disclosed or will be required to be disclosed in the Company’s proxy statement; and

9.	the director (a) is presently employed, or his or her immediate family member is presently employed, as an executive officer of another company where any of the Company’s present executive officers serves on that company’s compensation committee, or (b) such director or his or her immediate family member was employed in such capacity within the preceding year, provided that as of the Effective Date the lookback period shall be three years.

In addition to being independent as determined by the Board of Directors in accordance with the factors set forth above, (a) members of the Audit Committee may not (i) receive, directly or indirectly, any compensation other than directors’ fees from the Company, or (ii) be an “affiliated person” of the Company or any of its subsidiaries as such term is defined under Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (b) members of the Compensation Committee must qualify as “outside directors” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and as “non-employee directors” as such term is defined under Rule 16b-3 promulgated under the Exchange Act.

ANNUAL MEETING OF SHAREHOLDERS OF
UNIFI, INC.
October 24, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
¯ Please detach along perforated line and mail in the envelope provided. ¯

20700000000000000000 1 102407

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the nine (9) Directors listed below to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified:

NOMINEES:
☐	FOR ALL NOMINEES	O	William J. Armfield, IV
		O	R. Roger Berrier, Jr.
☐	WITHHOLD AUTHORITY	O	William L. Jasper
	FOR ALL NOMINEES	O	Kenneth G. Langone
		O	Chiu Cheng Anthony Loo
☐	FOR ALL EXCEPT	O	George R. Perkins, Jr.
	(See instructions below)	O	William M. Sams
		O	G. Alfred Webster
		O	Stephen Wener

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

In his discretion, the proxy is authorized to vote upon such other business as properly may come before the Annual Meeting of Shareholders.

The undersigned hereby authorizes the proxy, in his discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR SPECIFIED IN PROPOSAL NO. 1, UNLESS A CONTRARY CHOICE IS SPECIFIED, IN WHICH CASE THE PROXY WILL BE VOTED AS SPECIFIED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated October 1, 2007, and the Proxy Statement furnished therewith.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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UNIFI, INC.
ANNUAL MEETING, OCTOBER 24, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Charles F. McCoy, with full power of substitution, as attorney and proxy to represent and vote all shares of Unifi, Inc. Common Stock which the undersigned is entitled to vote at the Annual Meeting of the Shareholders to be held at the Company’s corporate headquarters at 7201 West Friendly Avenue, in Greensboro, North Carolina, on Wednesday, October 24, 2007, at 9:00 A.M. Eastern Daylight Savings Time, and any adjournment or adjournments thereof as follows:

(Continued and to be signed on the reverse side.)

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